ALLIED Life Financial Corporation and Subsidiaries
                      COMPUTATION OF PER SHARE EARNINGS For
                the years ended December 31, 1996, 1995, and 1994

                                                    1996              1995                  1994

Primary

Net income                                       $8,072,591        $9,712,482             $8,556,624
Preferred stock dividends                        (1,601,089)       (1,493,249)            (1,330,493)
                                                 ----------        ----------             ----------
Adjusted net income                              $6,471,502        $8,219,233             $7,226,131
                                                 ==========        ==========             ==========

Earnings per share                               $     1.41        $     1.78             $     1.58

Weighted average number of common
   shares outstanding                             4,580,148         4,613,207              4,576,950


Fully Diluted

Net income                                       $8,072,591         $9,712,482              $8,556,624
Preferred stock dividends                        (1,601,089)        (1,493,249)             (1,330,493)
                                                 ----------         ----------              ----------
Adjusted net income                              $6,471,502         $8,219,233              $7,226,131
                                                 ==========         ==========              ==========

Earnings per share                               $      1.41        $     1.78              $     1.58


Weighted average number of common
   shares outstanding                              4,580,148         4,613,207               4,576,950








The  common  stock   equivilents   are  not  entered  into  earnings  per  share
computations because they would not have a dilutive effect.
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